EXHIBIT 35.4

CERTIFICATION OF SUBSERVICER PURSUANT TO ITEM 1123 OF REGULATION AB

March 23, 2009

CIT Funding Company, LLC
1 CIT Drive
Livingston, NJ 07039

Re:	CIT Equipment Collateral 2008-VT1 Receivable-Backed Notes (the “Notes”)

I, Gavan Goss, the Chief Financial Officer, for the 12-month period ending December 31, 2008, of DFS-SPV L.L.C. as well as Dell Financial Services L.L.C. (collectively, the “Subservicer”). DFS-SPV L.L.C. and Dell Financial Services L.L.C. are the continuing entities resulting from the statutory conversion of DFS-SPV L.P. and Dell Financial Services L.P., respectively, under the Delaware Revised Uniform Limited Partnership Act as of March 20, 2008. In my role as Chief Financial Officer of the Subservicer, I hereby certify that:

          A review of the activities of the Subservicer during the period from January 1, 2008 through December 31, 2008 (the “Reporting Period”) and of the performance of the Subservicer with respect to its subservicing activities set forth in the Receivables Purchase Agreement effective as of October 31, 1998, as amended, between DFS-SPV L.L.C. and CIT Financial USA, Inc. (the “Agreement”) with respect to equipment loan and lease receivables originated or purchased by Dell Financial Services L.L.C. for which the Subservicer acted as a servicer which asset-backed securities transactions were issued on or after January 1, 2006 and included as part of the Notes, has been made under my supervision; and

          To the best of my knowledge, based on such review, the Subservicer has fulfilled its obligations under the Agreement in all material respects throughout the Reporting Period, except as described on Appendix B to the Subservicer’s Report on Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB.

DFS-SPV L.L.C.		Dell Financial Services L.L.C.

By:	/s/ Gavan Goss	By:	/s/ Gavan Goss

	Name: Gavan Goss		Name: Gavan Goss
	Title: Chief Financial Officer		Title: Chief Financial Officer